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                                  EXHIBIT 21.1
                                  SUBSIDIARIES

Lynchburg Foundry Company
Northern Castings Corporation
Ironton Iron, Inc.
Intermet International, Inc.
Columbus Foundry, L.P.
SUDM, Inc.
Intermet Holding Company
Alexander City Casting Company, Inc.
Tool Products, Inc.
Sudbury, Inc.
Cast-Matic Corporation
Frisby P.M.C., Incorporated
Transnational Indemnity Company
Wagner Castings Company
Wagner Havana, Inc.
Diversified Diemakers, Inc.
Ganton Technologies, Inc.
Intermet Netherlands, B.V.
Intermet European Foreign Holdings Corporation, B.V.
Intermet Holding, B.V.
Intermet Europe GmbH
Intermet Neunkirchen Foundry GmbH
Fundico Nodular, SA, Portugal (50% interest)
Intermet U.S. Holding, Inc.